EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-220692 on Form N-2 of our report dated February 16, 2018, relating to the financial statements and financial highlights of Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 5, 2018